Exhibit 99.14

Major Network TV Stations Interview Pazoo Expert Stephen Bienko While Other Experts Release New Books

CEDAR KNOLLS, N.J., October 21, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to announce that its health and wellness experts Stephen Bienko, Chef Eric LeVine, Gina Calvano, and Nitin Chhoda were recently in the news for their accomplishments and contributions to the health and wellness field and their respective disciplines.

College Hunks Hauling Junk and Moving Owner and Pazoo Health, Fitness, and Personal Development Expert Stephen Bienko has been very busy.  He was recently interviewed on Bloomberg TV about his company College Hunks Hauling Junk and Moving and how he is transforming the moving business and empowering the younger class of workers who are truly the backbone of the company. To view the interview please visit the following link: http://www.bloomberg.com/video/the-hunks-competing-to-haul-your-junk-i0jRZHV7RLy1G8W1rBU_Hw.html

Stephen was also recently interviewed on Fox & Friends and Fox News about the impact of Obamacare and how it will effect small businesses and their employees in the upcoming months. He took his case directly to Congress and addressed them in person on October 9th.  To view the interview with Elisabeth Hasselbeck on Fox & Friends please visit http://video.foxnews.com/v/2745863457001/#!.  To view Stephen’s interview with Sean Hannity on Fox News please visit http://video.foxnews.com/v/2751284781001/obamacare-forcing-companies-to-rethink-hiring-strategy/#! For more information on Stephen please visit www.pazoo.com/experts as well as http://about.me/stephenbienko

Pazoo Cooking Expert and Celebrity Chef, Eric LeVine, is set to release another incredible cookbook. The media continues to celebrate Chef Eric and his last cookbook "Stick It, Spoon It, Put It in a Glass".  This literary feast for the eyes is fast becoming a culinary 'must' to caterers, restaurateurs and home chefs alike. His newest cookbook- available November 2013, “Small Bites Big Flavors” is written for the home chef who wants to create fun dishes that are sure to please a variety of palettes at all types of gatherings, large and small. With recipes bursting with flavor, Chef Eric offers innovative takes on tried and true favorites. Chef Eric is owner of EXQ Consulting, sits on the advisory board at Chef Magazine, and serves as a contributing editor.  For more information on Chef Eric please visit www.pazoo.com/experts as well as http://chefericlevine.com/

Founder and President of Indigo Force, Pazoo Career Selection and Coaching Expert, Gina Calvano, has co-authored a book with three NY Times bestselling authors. The book is entitled “Breakthrough! Inspirational Strategies for an Audaciously Authentic Life” and it includes 22 strategies to empower you with the knowledge, tools, and motivation to create a life of abundance, happiness, health and love.  The book can be found at http://yourbreakthroughbook.com.  Additional information about Gina can be found at www.pazoo.com/experts as well as www.indigoforce.com

Pazoo Physical Therapy Marketing Expert Nitin Chhoda, just completed yet another engaging physical therapy conference in Las Vegas NV.  The Private Practice Summit was held from October 11-13 and brought together physical therapy private practice owners and physical therapy practitioners from all over the world to discuss the new best practices in the field, as well as hot topics such as Obamacare and Electronic Medical Records.  For more information on Nitin please visit www.pazoo.com/experts as well as www.nitin360.com.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: October 21, 2013